UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 20, 2017

BROADSTONE NET LEASE, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-55774	26-1516177
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Clinton Square, Rochester, New York	14604
(Address of principal executive offices)	(Zip Code)

(585) 287-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☒

Item 1.01Entry into a Material Definitive Agreement

As previously disclosed, on June 23, 2017, Broadstone Net Lease, Inc. (the “Company”) entered into an $800 million unsecured Revolving Credit and Term Loan Agreement (the “Credit Agreement”), among the Company, Broadstone Net Lease, LLC (the “Operating Company”), as the borrower, the lenders party thereto (the “Lenders”), Manufacturers and Traders Trust Company, as Administrative Agent, Manufacturers and Traders Trust Company, Wells Fargo Securities, LLC, BMO Capital Markets Corp., and JPMorgan Chase Bank, N.A. as Joint Lead Arrangers and Joint Bookrunners for the Revolver and the 5.5-Year Term Loan (each as defined below), Manufacturers and Traders Trust Company, Wells Fargo Securities, LLC, and BMO Capital Markets Corp. as Joint Lead Arrangers and Joint Bookrunners for the 7-Year Term Loan (as defined below), Wells Fargo Bank, National Association, Bank of Montreal, and JPMorgan Chase Bank, N.A. as Co-Syndication Agents, and SunTrust Bank, Regions Bank, and Capital One, National Association, as Co-Documentation Agents.

On November 20, 2017, pursuant to the terms of a Consent and Agreement Regarding Commitment Increases and Additional Term Loans (the “Commitment Increase”) among the Company, the Operating Company, as the borrower, Manufacturers and Traders Trust Company, as Administrative Agent, and the Lenders, including U.S. Bank National Association and Raymond James, N.A. as new Lenders added pursuant to the Commitment Increase, the Operating Company obtained an additional $80 million in credit commitments from Lenders, raising the total available borrowings under the Credit Agreement to $880 million. Except as amended by the Commitment Increase, all terms and conditions of the Credit Agreement remain the same as those in effect prior to the Commitment Increase.

As amended by the Commitment Increase, the Credit Agreement includes (i) a $425 million senior unsecured revolving credit facility maturing on January 21, 2022 (the “Revolver”), (ii) a $265 million senior unsecured delayed draw term loan maturing on January 23, 2023 (the “5.5-Year Term Loan”), and (iii) a $190 million senior unsecured delayed draw term loan maturing on June 21, 2024 (the “7-Year Term Loan”).

As of November 20, 2017, there were approximately $111.5 million in outstanding borrowings under the Revolver, the 5.5 Year Term Loan was fully drawn with $265 million in outstanding borrowings, and the 7-Year Term Loan was undrawn with no amount outstanding.

The foregoing descriptions of the Credit Agreement and the Commitment Increase are not, and do not purport to be, complete and are qualified in their entirety by reference to the full text of the Credit Agreement and the Commitment Increase. The Credit Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 29, 2017. The Commitment Increase is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Certain of the lenders, the administrative agent, and their affiliates have performed, and may in the future perform, various commercial banking, investment banking, lending, and other financial and advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses. The Operating Company and certain of its subsidiaries have, and may in the future, enter into derivative arrangements with certain of the lenders and their affiliates.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits

(d)Exhibits

INDEX TO EXHIBITS

Exhibit No.	Description

10.1

Consent and Agreement Regarding Commitment Increases and Additional Term Loans, dated as of November 20, 2017, by and among Broadstone Net Lease, Inc., Broadstone Net Lease, LLC, Manufacturers and Traders Trust Company, as administrative agent, and the lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADSTONE NET LEASE, INC.

/s/ John D. Moragne
Name: John D. Moragne Title: Executive Vice President, General Counsel, Chief Compliance Officer, and Secretary

Date: November 27, 2017